SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             Registration Statement
                        Under The Securities Act of 1933


                                LITFUNDING CORP.
                         F/K/A   RP ENTERTAINMENT, INC.
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               (Exact name of Registrant as specified in charter)


NEVADA                                                             95-4834266
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State or other jurisdiction of                                  (I.R.S. Employer
incorporation or organization)                               Identification No.)


       5757 Wilshire Boulevard, PH10, Los Angeles, California 90036
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              (Address of Principal Executive Officers)(Zip Code)


                                   Morton Reed
                          5757 Wilshire Boulevard, PH10
                          Los Angeles, California 90036

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                     (Name and address of agent for service)

                               1 - (323) 857-0448
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          (Telephone number, including area code, of agent for service)


                    AMENDED 2002 EMPLOYEE STOCK COMPENSATION PLAN
                            (Full Title of the Plan)

                        Copies of all communications to:

                              John Holt Smith, Esq.
                               Smith & Associates
                      1900 Avenue of the Stars, Suite 1450
                          Los Angeles, California 90067

                                1-(310) 277-1250


                         CALCULATION OF REGISTRATION FEE
===============================================================================
                                      Proposed       Proposed
Title of                              maximum        maximum
securities        Amount              offering       aggregate    Amount of
to be             to be               price          offering   registration
registered        registered          per share      price           fee
----------        ----------          ---------      -----           ---
Common            1,500,000 SHS.       $.001         $.25           $30.34
$.001 par value

===============================================================================

(1) Includes an indeterminate number of additional shares that may be issued pursuant to the above employee benefit plan as a result of any future stock split, stock dividend or similar adjustment.

(2) Estimated pursuant to Rule 457(c) solely for purpose of calculating the amount of the registration fee, based upon the average of the high and low prices reported on June 30, 2003, as reported on the OTC Bulletin Board.




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INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

*Information required by Part I to be contained in a Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and the Note to Part I of Form S-8.




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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are incorporated by reference in this registration statement of LitFunding Corp., formerly known as RP Entertainment ("LFC") and in the related Section 10(a) prospectus:

     (a)  Annual Report on Form 10-KSB for the year ended  December 31, 2002;

     (b) Current report on Form 8-K dated April 17, 2003; and 8-K/A dated August 20, 2003

     (c) Quarterly reports on Form 10-QSB for quarters ended March 31, 2003 and June 30, 2003.

     In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.


Item 4. DESCRIPTION OF SECURITIES

     The Company's authorized common stock consists of 50,000,000 shares of common stock, par value $.001 per share and 10,000,000 shares of preferred stock, par value $.001. Each holder of LFC common stock is entitled to one vote for each share held on all matters to be voted upon by our stockholders. Holders of LFC common stock have no cumulative voting rights. Holders of LFC common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of legally available funds, except that holders of preferred stock may be entitled to receive dividends before the holders of the common stock.

     In the event of a liquidation, dissolution or winding up of company business, holders of LFC's common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any then outstanding shares of preferred stock. Holders of LFC common stock have no preemptive or conversion rights or other subscription rights. In addition, there are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of LFC common stock are duly authorized, validly issued, fully paid and nonassessable.


Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the securities that may be offered under the LFC 2002 Employee Stock Compensation Plan (the "Plan") will be passed upon for LFC by Smith & Associates, Attorneys at Law, 1900 Avenue of the Stars, Suite 1450, Los Angeles, California 90067. Mr. Smith is presently a shareholder of LFC owning 30,000 of the outstanding shares, less than percent (<1%). LFC's Board of Directors has authorized the issuance to Mr. Smith of said 30,000 shares of LFC common stock which are intended to be registered under the Plan.


Item 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Article Eighth of the Articles of Incorporation authorizes LFC to indemnify any current or former director, officer, employee, or agent of LFC, or a person serving in a similar post in another organization at the request of LFC, against expenses, judgments, fines, and amounts paid in settlement incurred by him in connection with any threatened, pending, or completed action, suit, or


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proceeding, whether civil, criminal, administrative, or investigative, to the fullest extent not prohibited by the Nevada General Corporation Law, public policy or other applicable law. Sections 78.751 and 78.752 of the Nevada General Corporation Law authorize a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the 1933 Act.


Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not Applicable.


Item 8. EXHIBITS.


Exhibit
Number      Description
--------    --------------

  5.1       Opinion of Counsel regarding legality

 23.1       Consent of Independent Public Accountants

            Consent of Counsel (included in Exhibit 5.1)


Item 9. UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on the date below.



DATED:  September 2, 2003                        LITFUNDING CORP.



                                            By /s/ Morton Reed
                                            ------------------------------------
                                               Morton Reed, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates respectively indicated.


/s/  Morton Reed                                   Date:  September 2, 2003
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Morton Reed
President, Director


/s/  Michael Marcelli                              Date:  September 2, 2003
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Michael Marcelli
Director


/s/ David Cohen                                    Date:  September 2, 2003
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David Cohen
Chief Financial Officer


/s/ Alexandra Atwood
--------------------------------                   Date:  September 2, 2003
Alexandra Atwood
Secretary


/s/  John Holt Smith                               Date:  September 2, 2003
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John Holt Smith
Assistant Secretary, Director